Exhibit 99.1

Lauren Gioia | Jennifer Park | Dan Abernethy | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | Dan.Abernethy@Sothebys.com +1 212 606 7176

SOTHEBY’S REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
NEW YORK, May 3, 2018 - Sotheby’s (NYSE: BID) today reported its financial results for the first quarter ended March 31, 2018.
For the three months ended March 31, 2018, Sotheby’s reported a net loss of ($6.5) million, or ($0.12) per share. These results represent improvements of 42% from ($11.3) million and 43% from ($0.21) per share in the prior year period. Adjusted Net Income* was $5.0 million, or $0.09 per diluted share, for the three months ended March 31, 2018 as compared to an Adjusted Net Loss* of ($11.4) million, or ($0.21) per share, in the prior year.
“We remain on track to have an even better year in 2018 than we did in 2017,” commented Tad Smith, Sotheby’s CEO.
Highlights

•
Important New York auctions begin May 14th with Amedeo Modigliani’s Nu couché (sur le côté gauche) set to lead the sales with a pre-sale estimate in excess of $150 million. Public exhibition opens tomorrow, May 4th in our New York headquarters.

•
First quarter results are significantly impacted by the movement of certain Spring Hong Kong sales into the first quarter of 2018 after occurring in the second quarter of the prior year. The schedule change added $130 million in Net Auction Sales to first quarter 2018 results.

•	Consolidated Sales increased 39% to $1.1 billion in the first quarter of 2018. Excluding the effect of the Hong Kong calendar shift, Consolidated Sales increased 19% to $0.9 billion.

•	Private sales grew 70% in the first quarter of 2018 to $247 million.

•	Agency commission and fee revenues in the first quarter of 2018 increased 49%, in large part due to the schedule change mentioned above as well as a strengthening art market.

Exhibit 99.1

Three Months Ended March 31, 2018 v. 2017 Financial Highlights
(in thousands of dollars, except per share data)

			Variance
Three Months Ended March 31,	2018	2017	$ / %	%
Total revenues (a)	$195,796	$199,309	$(3,513)	(2%)
Net loss attributable to Sotheby's	$(6,522)	$(11,325)	$4,803	(42%)
Adjusted Net Income (Loss) (b)	$4,955	$(11,424)	$16,379	N/A
Basic and diluted loss per share	$(0.12)	$(0.21)	$0.09	(43%)
Adjusted Diluted Earnings (Loss) Per Share (b)	$0.09	$(0.21)	$0.30	N/A
Statistical Metrics:
Aggregate Auction Sales (c)	$827,735	$567,290	$260,445	46%
Net Auction Sales (d)	$691,369	$474,903	$216,466	46%
Private Sales (e)	$246,588	$144,783	$101,805	70%
Consolidated Sales (f)	$1,090,559	$783,450	$307,109	39%

Six Months Ended March 31, 2018 v. 2017 Financial Highlights
(in thousands of dollars, except per share data)

			Variance
Six Months Ended March 31,	2018	2017	$ / %	%
Total revenues (a)	$534,002	$532,585	$1,417	—%
Net income attributable to Sotheby's	$70,187	$54,177	$16,010	30%
Adjusted Net Income (b)	$84,024	$62,332	$21,692	35%
Diluted earnings per share	$1.31	$0.99	$0.32	32%
Adjusted Diluted Earnings Per Share (b)	$1.56	$1.14	$0.42	37%
Statistical Metrics:
Aggregate Auction Sales (c)	$2,640,478	$2,168,976	$471,502	22%
Net Auction Sales (d)	$2,203,205	$1,812,114	$391,091	22%
Private Sales (e)	$537,114	$310,711	$226,403	73%
Consolidated Sales (f)	$3,199,995	$2,577,493	$622,502	24%

(a) Total revenues for the three and six months ended March 31, 2017 have been updated to reflect the retrospective adoption of a new accounting standard that became effective on January 1, 2018. See Note 1 of Notes to Condensed Consolidated Financial Statements included in our Form 10-Q for the period ended March 31, 2018.
(b) See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.
(c) Represents the total hammer (sale) price of property sold at auction plus buyer’s premium, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(d) Represents the total hammer (sale) price of property sold at auction, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(e) Represents the total purchase price of property sold in private sales that we have brokered, including our commissions.
(f) Represents the sum of Aggregate Auction Sales, Private Sales, and inventory sales.

Exhibit 99.1

Note: Pre-sale estimates do not include buyer’s premium. Prices achieved include the hammer price plus buyer’s premium and are net of any fees paid to the purchaser where the purchaser provided an irrevocable bid
Non-GAAP Financial Measures
*Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 4:45 PM EDT on May 3, 2018, to discuss its first quarter 2018 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 7674476. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 11 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenues:
Agency commissions and fees	$165,526	$111,265
Inventory sales	16,236	71,377
Finance	9,881	12,767
Other	4,153	3,900
Total revenues	195,796	199,309
Expenses:
Agency direct costs	35,273	21,289
Cost of inventory sales	15,995	71,407
Cost of finance revenues	2,263	5,037
Marketing	5,722	5,911
Salaries and related	78,719	65,550
General and administrative	43,813	38,951
Depreciation and amortization	7,100	5,384
Voluntary separation incentive programs, net	—	(162)
Total expenses	188,885	213,367
Operating income (loss)	6,911	(14,058)
Interest income	365	257
Interest expense	(9,313)	(7,533)
Extinguishment of debt	(10,855)	—
Non-operating income	1,424	2,044
Loss before taxes	(11,468)	(19,290)
Income tax benefit	(4,136)	(7,292)
Equity in earnings of investees	806	667
Net loss	(6,526)	(11,331)
Less: Net loss attributable to noncontrolling interest	(4)	(6)
Net loss attributable to Sotheby's	$(6,522)	$(11,325)
Basic and diluted loss per share - Sotheby's common shareholders	$(0.12)	$(0.21)

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release and on our earnings call are financial measures presented in accordance with GAAP and also on a non-GAAP basis. These non-GAAP financial measures include: (i) Adjusted Net Income (Loss), (ii) Adjusted Diluted Earnings (Loss) Per Share, (iii) Adjusted Expenses, and (iv) Adjusted Expenses, excluding Agency Direct Costs. We caution users of our financial statements that amounts presented in accordance with our definitions of these non-GAAP financial measures as provided below may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Our definitions of the non-GAAP financial measures are as follows:

(i)
Adjusted Net Income (Loss) is defined as net (loss) income attributable to Sotheby's excluding the after-tax impact of charges related to certain contractual severance agreements, accelerated depreciation charges associated with the York Property enhancement program, net credits related to our previous voluntary separation incentive programs, and the loss incurred on the extinguishment of debt. Adjusted Net Income (Loss) also excludes net income tax expense related to the U.S. Tax Cuts and Jobs Act.

(ii)
Adjusted Diluted Earnings (Loss) Per Share is defined as diluted loss per share excluding the after-tax per share impact of charges related to certain contractual severance agreements, accelerated depreciation charges associated with the York Property enhancement program, net credits related to our previous voluntary separation incentive programs, and the loss incurred on the extinguishment of debt. Adjusted Diluted Earnings (Loss) Per Share also excludes the per share impact of net income tax expense related to the U.S. Tax Cuts and Jobs Act.

.

(iii)
Adjusted Expenses is defined as total expenses excluding the cost of inventory sales, the cost of finance revenues, charges related to certain contractual severance agreements, accelerated depreciation charges associated with the York Property enhancement program, and net credits related to our previous voluntary separation incentive programs.

(iv)	Adjusted Expenses, excluding Agency Direct Costs, is defined as Adjusted Expenses as noted above excluding Agency Direct Costs.

We use Adjusted Expenses and Adjusted Expenses, excluding Agency Direct Costs to assess our cost structure when compared to prior periods and on a forward-looking basis, particularly in evaluating performance against our cost control initiatives. These measures provide insight into our ongoing cost structure, absent variable direct costs of revenue, which are unpredictable and can vary significantly from one period to the next, and costs associated with unusual items.

Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, Adjusted Expenses, and Adjusted Expenses, excluding Agency Direct Costs are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance.

Appendix B

A reconciliation of net (loss) income attributable to Sotheby's to Adjusted Net Income (Loss) for the three and six months ended March 31, 2018 and 2017 is presented in the following table (in thousands of dollars):

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net (loss) income attributable to Sotheby's	$(6,522)	$(11,325)	$70,187	$54,177
Add: Contractual severance agreement charges, net of tax of ($676), $0, ($676), and $0	2,146	—	2,146	—
Add: Accelerated depreciation charges, net of tax of ($385), $0, ($1,106), and $0	1,168	—	2,344	—
Add: Extinguishment of debt, net of tax of ($2,692), $0, ($2,692), and $0	8,163	—	8,163	—
Add: Acquisition earn-out compensation expense, net of tax of $0, $0, $0, and ($5,213)	—	—	—	8,187
Add: Voluntary separation incentive programs credits, net, net of tax of $0, $63, $0, and $26	—	(99)	—	(32)
Add: Net income tax expense related to U.S. Tax Cuts and Jobs Act	—	—	1,184	—
Adjusted Net Income (Loss)	$4,955	$(11,424)	$84,024	$62,332
Variance versus prior period - $	$16,379		$21,692
Variance versus prior period - %	N/A		35%
The income tax effect of each line item in the reconciliation above of net loss attributable to Sotheby's to Adjusted Net Income (Loss) is computed using the relevant jurisdictional tax rate for each item.

A reconciliation of diluted (loss) earnings per share to Adjusted Diluted Earnings (Loss) Per Share for the three and six months ended March 31, 2018 and 2017 is presented in the following table:

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Diluted (loss) earnings per share	$(0.12)	$(0.21)	$1.31	$0.99
Add: Contractual severance agreement charges, per share	0.04	—	0.04	—
Add: Accelerated depreciation charges, per share	0.02	—	0.04	—
Add: Acquisition earn-out compensation expense, per share	—	—	—	0.15
Add: Extinguishment of debt, per share	0.15	—	0.15	—
Add: Net income tax expense related to U.S. Tax Cuts and Jobs Act, per share	—	—	0.02	—
Adjusted Diluted Earnings (Loss) Per Share	$0.09	$(0.21)	$1.56	$1.14
Variance versus prior period - $	$0.30		$0.42
Variance versus prior period - %	N/A		37%

Appendix B

A reconciliation of total expenses to Adjusted Expenses and Adjusted Expenses, excluding Agency Direct Costs for the three and six months ended March 31, 2018 and 2017 is presented in the following table:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Total expenses	$188,885	$213,367	$420,457	$457,050
Subtract: Cost of inventory sales	15,995	71,407	25,086	105,454
Subtract: Cost of finance revenues	2,263	5,037	5,406	9,795
Subtract: Contractual severance agreement charges	2,822	—	2,822	—
Subtract: Accelerated depreciation charges	1,553	—	3,450	—
Subtract: Acquisition earn-out compensation expense	—	—	—	13,400
Subtract: Voluntary separation incentive program credits, net	—	(162)	—	(58)
Adjusted Expenses	166,252	137,085	383,693	328,459
Subtract: Agency Direct Costs	35,273	21,289	90,342	73,276
Adjusted Expenses, excluding Agency Direct Costs	$130,979	$115,796	$293,351	$255,183
Variance versus prior period - $	$15,183		$38,168
Variance versus prior period - %	13%		15%